SUB-ITEM 77Q1(e)


February 25, 2005

AIM Treasurer's Series Trust
11 Greenway Plaza
Suite 100
Houston, TX 77046


RE: Premier U.S. Government Money Portfolio, a series portfolio of AIM Treasurer's Series Trust


Reference is made to the Master Investment Advisory Agreement entered into as of November 25, 2003 ("Agreement") between A I M Advisors, Inc. ("AIM Advisors") and AIM Treasurer's Series Trust ("ATST"), relating to Premier U.S. Government Money Portfolio, a series portfolio of ATST. Section 14 of the Agreement requires AIM Advisors to give ATST 60-days written notice of its termination of the Agreement.

In consideration of the mutual covenants and undertakings herein, the undersigned parties agree that this Notice letter (the "Notice") satisfies the notice requirements of Section 14 of the Agreement and upon executing this Notice, ATST hereby agrees to waive the 60-day notice to which it is entitled under the Agreement and the Agreement shall be terminated.

Kindly evidence your acknowledgement of and agreement with the foregoing by signing and returning to me a copy of this letter.


Yours truly,


A I M ADVISORS, INC.


By: /s/ Mark H. Williamson
    ------------------------
Name:  Mark H. Williamson
Title:    President

Agreed to and acknowledged this 25 day of February, 2005.

AIM TREASURER'S SERIES TRUST

By: /s/ Robert H. Graham
    -----------------------
Name:    Robert H. Graham
Title:   President